EXHIBIT 10.01

EMPLOYMENT AGREEMENT

AGREEMENT made this 1st day of September, 2005 by and between Wireless Xcessories Group, Inc. (“WIRX” or “Employer”), a Delaware Corporation, and Stephen Rade (“Employee”).

WITNESSETH:

WHEREAS, Employee is President, Chief Executive Officer and Chairman of the Board of Directors of WIRX and has developed an intimate and thorough knowledge of WIRX's business methods and operations; and

WHEREAS, the retention of Employee's services for and on behalf of WIRX is of material importance to the preservation and enhancement of the value of the WIRX business;

NOW THEREFORE, in consideration of the mutual covenants set forth below, and intending to be legally bound hereby, WIRX and the Employee agree as follows:

1.   TERM OF EMPLOYMENT

1.1  WIRX hereby employs the Employee as President, Chief Executive Officer and Chairman of the Board of Directors as set forth below, and Employee hereby accepts this employment and agrees to render such services to WIRX on the terms and conditions set forth in this Agreement. The initial term of employment under this Agreement shall commence on September 1, 2005 and shall terminate on August 31, 2008, unless further extended or sooner terminated in accordance with the terms and conditions of this Agreement. After the initial three-year term, this Agreement shall be renewed automatically for successive terms of one year each, unless either the Board of Directors of WIRX or Employee gives contrary written notice to the other not less than 90 days in advance of the date on which this Agreement would otherwise terminate. References to the term of this Agreement shall refer both to the initial term and successive terms.

1.2  During the term of this Agreement, the Employee shall perform such executive services for WIRX as are consistent with Employee's title and as are assigned to Employee by the WIRX Board of Directors (“Board of Directors”).

1.3  During the term of this Agreement, Employee shall devote Employee's best efforts to the affairs and business of WIRX, including such portion of Employee's time and effort as Employee has customarily provided to this date as President, Chief Executive Officer and Chairman of the Board of Directors.

1.4  The services of Employee shall be rendered principally in the Metropolitan Philadelphia, Pennsylvania area, but Employee shall do such traveling on behalf of WIRX as may be reasonably required.

2.   COMPENSATION AND BENEFITS

2.1  WIRX will compensate Employee for Employee's services during the term of the Agreement an annualized base salary of $250,000.00, less withholding required by law or agreed to by Employee through December 31, 2005. The salary will be payable pursuant to WIRX’s regular payroll policy (or in the same manner as other similarly situated employees of WIRX). Employee’s base salary will be reviewed annually by the Board of Directors. Except as mutually agreed upon by Employee and Employer, yearly increases shall go into effect as of January 1 of the year, and shall be no less than the cost of living percentage used by the U.S. government in determining annual increases in Social Security payments and at no time shall such base salary be reduced below the amount of the preceding fiscal year.

2.2  During the term of the Agreement, Employee will be entitled to participate in any WIRX bonus plan and earn an annual bonus up to and equal to Employee’s salary if certain reasonable goals and/or targets set by the Board of Directors are met. Notwithstanding anything herein to the contrary, Employee shall be entitled to an annual minimum bonus target of no less than Fifty Thousand Dollars ($50,000.00) per year during the term of the Agreement.

2.3  During the term of the Agreement, Employee will be entitled to participate in the standard benefits plan that are made available to employees and executives of WIRX or its subsidiaries and affiliates, or may come into existence hereafter, to the extent commensurate with his duties and responsibilities, including retirement, medical, dental, disability, life insurance, stock option, profit sharing, or other plan, benefit or privilege as fixed by the WIRX Board of Directors or any committee of such Board selected for such purpose. To the extent Employee is otherwise eligible and qualifies, he shall participate in and receive such benefits or privileges. The Board of Directors shall not make any changes in such plans, benefits or privileges which would adversely affect Employee's rights or benefits, unless such change occurs pursuant to a program applicable to all executive officers of WIRX and does not result in a proportionately greater adverse change in the rights of or benefits to Employee as compared with any other executive officer of WIRX. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 2.1.

2.4

(a)  WIRX shall purchase a long term disability policy for the benefit of the Employee, on terms and conditions reasonably satisfactory to the Employee and WIRX, which shall pay benefits equal to 75% of Employee’s then base salary for disabilities lasting more than six (6) consecutive months.

(b)   In the event that no such long term disability insurance is available, and the Employee shall suffer a Disability, as defined in Section 4.1(c) below, Employee shall receive fifty percent (50%) of Employee's compensation under Section 2.1 for the remaining term of this Agreement. In the event that the Employee returns to active employment on other than a full-time basis, then Employee's compensation (as set forth in Section 2.1 of this Agreement) shall be reduced in proportion to the time spent in employment, but no less than 75%.

(c)  There shall be deducted from the amounts paid to Employee during any period of Disability, as described in Section 2.4(b), any amounts actually paid to Employee pursuant to any disability insurance paid by WIRX for its employees or other similar such program which WIRX has instituted or may institute on behalf of its employees for the purpose of compensating Employee in the event of disability.

2.5  Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by WIRX or any of its affiliates for which Employee may qualify while an employee, nor shall anything in this Agreement limit or otherwise affect such rights as Employee may have under any contract or agreement with WIRX or any of its affiliates relating to subject matters other than that specifically addressed herein. Vested benefits and other amounts that Employee is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, WIRX or any of its affiliates on or after the date of termination of Employee’s employment shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

2.6  Compensation and Benefits in the Event of a Change of Control.

(a) Employee’s compensation, bonus plan and benefits, including, but not limited to, health, life, disability, profit sharing, stock option, retirement and severance benefits (collectively referred to as “Benefits”), shall continue after any Change of Control (as defined in section 4.1 (b) herein) in the same manner that they existed prior to such Change of Control if Employee remains employed by WIRX. If Employee does not remain employed by WIRX after a Change of Control, paragraph 4 herein shall govern.

(b) In the event of a Change of Control, any and all options to purchase shares of stock in WIRX shall be immediately vested and exercisable to the extent permissible by the SEC and any and all other applicable laws.

3.   EXPENSES

3.1  WIRX shall reimburse Employee or otherwise provide for or pay for all reasonable expenses incurred by Employee in furtherance of or in connection with the business of WIRX including, but not limited to, automobile, travel, telephone and Internet expenses, and all reasonable entertainment expenses (whether incurred at the Employee's residence, while traveling, or otherwise) subject to such reasonable limitations as may be established by the WIRX Board of Directors. Such expenses must be deductible by WIRX for purposes of federal income taxation to be paid by WIRX. If such expenses are paid in the first instance by Employee, WIRX will reimburse Employee. Such expenses will only be reimbursed upon Employee's presentation of an itemized account and written proof of such expenses.

4.   TERMINATION

4.1  Definitions.

(a)  “Cause” means:

(i)   Employee’s conviction of any felony or misdemeanor involving moral turpitude or conviction of any other crime which WIRX reasonably deems to involve fraud; or

(ii)  any act or omission by Employee which constitutes gross negligence or intentional misconduct inimical to the best interests of WIRX in the performance of the Employee’s obligations, duties and responsibilities as an employee of WIRX; or

(iii)  violation by Employee of any of the covenants set forth under Sections 5 or 6 of this Agreement that has a material adverse affect on WIRX or any of its Affiliates. A termination of Employee’s employment for Cause shall be effected by written notice to Employee.

(iv)  Any act or omission to act by the Employee in reliance upon an opinion of counsel to WIRX or counsel to the Employee shall not be deemed “cause”.

(b)  “Change in Control” in this Agreement shall mean

(i)  A Person (as defined by the Securities and Exchange Commission (“SEC”)) not currently a holder of 50% or more of the stock of WIRX becomes the beneficial owner (as that term is defined by the SEC) of 50% or more of the stock of WIRX;

(ii)  The sale of all or substantially all of the assets of WIRX;

(iii)  The Board of Directors approves the sale, merger, reorganization, consolidation or other disposition of all or substantially all of the assets of WIRX, or the acquisition of the assets of another company, where the affect is that the controlling ownership of WIRX has changed;

(iv)  The Board of Directors approves the liquidation or dissolution of WIRX; or

(v)  WIRX is acquired by a Person by means of a take-over (hostile or friendly) of a controlling interest in the shares of stock of WIRX.

(c)  “Disability” means that Employee has been unable, for a period of one hundred eighty (180) consecutive days, to perform Employee’s duties as a result of physical or mental illness or injury, and a physician selected by WIRX’s insurers, and acceptable to Employee or Employee’s legal representative, has determined that Employee’s incapacity will continue. In the event that Employee and WIRX’s insurer cannot agree on a physician to be selected, the issue shall be referred to binding arbitration in the manner provided in Section 10 herein.

(d)  “Terminated” shall mean that Employee is not offered or fails to accept a comparable position in the surviving entity in the Change in Control, that is similar in responsibility and compensation to the position Employee held in WIRX or Affiliate prior to the Change in Control, within 50 miles of Philadelphia, Pennsylvania, or, if Employee is so offered such a position and accepts such a position, Employee is not maintained in that position for a minimum of twelve (12) months after the Change in Control, unless Employee is subsequently terminated for Cause.

(e)  “Good Reason”. For purposes of this Agreement, “Good Reason” for Employee’s termination of his employment will exist at any time after the happening of one or more of the following events:

(i)   any material diminution of Employee’s duties or authority with WIRX as specified herein, or the assignment of duties and responsibilities inconsistent with Employee’s status as President, Chief Executive Officer and Chairman of the Board of Company and any of which changes are made without Employee’s prior express written consent;

(ii)  a reduction in salary or material reduction in benefits without the express prior written consent of Employee;

(iii)  any breach by WIRX of any material obligation of WIRX under this Agreement;

(iv)  a reassignment which requires Employee to move his principal work location more than fifty (50) miles from Employee’s residence maintained at the time of execution of this Agreement;

4.2  Notice of Termination by Employee for Good Reason. Employee shall be required to give WIRX thirty (30) days prior written notice to terminate his employment for Good Reason. WIRX shall then have the opportunity, during said thirty-day period, to remedy or cure the circumstances, which are the basis for Employee’s ability to terminate his employment for Good Reason, and Employee shall not be able to terminate his employment for Good Reason if WIRX does so remedy or cure the circumstances within such thirty-day period. During such thirty-day opportunity to remedy given to WIRX, all of Employee’s benefits shall continue in full force and effect as they had existed prior to the Good Reason.

4.3  Termination by Employee without Good Reason; Termination by WIRX Due to Death, Disability or Cause.

(a)  Voluntary Termination by Employee Without Good Reason. If Employee terminates his employment voluntarily then no severance shall be payable other than amounts otherwise due to Employee under WIRX policy, including, but not limited to, accrued but unpaid vacation, any portion of Employee’s salary through the date of termination that has not yet been paid and any WIRX employee benefit plan, or as otherwise required by law or this Agreement. Employee, his dependents or estate shall also be entitled to receive any benefits under WIRX benefit plans that are due in accordance with the terms of such plans.

(b)  Termination by WIRX Due to Employee’s Death. If Employee is terminated due to his death, Employee’s estate will receive the greater of either

(i)  a one-time lump sum payment equivalent, before applicable deductions, to two (2) times the sum of Employee’s last base salary, or

(ii)  the benefits of a life insurance policy owned by WIRX and taken on Employee’s life. Employee’s designated beneficiary shall be entitled to Five

Hundred Thousand Dollars ($500,000.00) of the Three Million Dollar ($3,000,000.00) life insurance policy which WIRX currently carries on Employee’s life, and WIRX shall immediately make such modifications to the policy to reflect this requirement.

(iii)  In addition to the payment in 4.3(b)(i) or (ii), Employee’s estate will receive all amounts otherwise due to Employee under WIRX policy, including, but not limited to, any portion of Employee’s salary through the date of termination that has not yet been paid and any WIRX employee benefit plan, or as otherwise required by law or this Agreement. Employee’s estate shall also be entitled to receive any benefits under WIRX benefit plans that are due in accordance with the terms of such plans and any and all options to purchase shares of stock in WIRX shall be immediately vested and exercisable to the extent permissible by the SEC and any and all other applicable laws.

(c)  Termination by WIRX Due to Employee’s Disability. If Employee is terminated due to his Disability (as defined above), then no severance shall be payable, except as provided in Sections 2.4 (a), (b), and (c), other than amounts otherwise due to Employee under WIRX policy, including, but not limited to, accrued but unpaid vacation, any portion of Employee’s salary through the date of termination that has not yet been paid and any WIRX employee benefit plan, or as otherwise required by law or this Agreement. Employee, his dependents or estate shall also be entitled to receive any benefits under WIRX benefit plans that are due in accordance with the terms of such plans and any and all options to purchase shares of stock in WIRX shall be immediately vested and exercisable to the extent permissible by the SEC and any and all other applicable laws.

4.4  Termination by WIRX for Other Than Cause, Death or Disability or Employee for “Good Reason”. If WIRX terminates Employee’s employment for other than Cause, death or Disability, or Employee terminates his employment for “Good Reason”, then WIRX shall pay Employee any portion of Employee’s salary through the date of termination that has not yet been paid. In addition, WIRX shall pay Employee severance in an amount equal to two (2) years of annual base salary (as in effect immediately prior to the termination of employment date). If Employee elects COBRA continuation coverage under WIRX’s group health plans, WIRX also shall pay the first six (6) months of COBRA premiums on behalf of Employee. As a condition to the receipt of such payments, Employee must execute the release and waiver of claims attached hereto as Exhibit A and must not revoke such release and waiver. The severance amount shall be paid in a lump sum no later than ten (10) business days after the later of the date WIRX receives Employee’s executed release and waiver of claims or the date any period of revocation under such waiver expires provided that Employee has not revoked his waiver. In the event any amounts hereunder are such that Employee becomes subject to the excise tax provisions of Internal Revenue Code Section 4999, WIRX will pay Employee all such additional amounts as will allow Employee to retain a net amount equal to the net amount he would have had if he had been subject only to income taxation. Any amounts to be paid hereunder by WIRX shall be paid at the time any withholding may be required, and any additional amounts required herein will be paid to Employee within fifteen (15) days of the calculation of such amount. Notwithstanding the foregoing, if WIRX has in effect a severance plan or policy that complies with or is exempt from Code Section 409A applicable to all employees similarly situated that provides a larger severance benefit than that described in this section, then such severance plan or policy shall apply in lieu of this Agreement and no severance payment shall be made hereunder.

4.5  Termination following “Change in Control”. If at any time within one (1) year of a Change of Control Employee is Terminated, it shall be deemed that such termination is due to the Change of Control, and Employee shall be paid severance in the amount of Employee’s last annual base salary plus Employee’s last annual bonus amount for a period of two (2) years (“Severance Period”) on the same terms and conditions as payments to be made to Employee under Section 4.2 above. In addition, all Benefits, including, but not limited to, health insurance benefits, shall continue during the Severance Period to the same extent as existed prior to the Change of Control.

4.6  Notice of Termination. Any termination of Employee's employment by WIRX or by Employee shall be communicated by written notice of termination to the other party. For purposes of this Agreement, a “notice of termination” shall mean a written dated notice which shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated; (iii) specify a date of termination, which shall be not less than 30 nor more than 90 days after such notice of termination; provided, however, that in the case of termination by WIRX of Employee's employment for just cause pursuant to Section 4.3, the notice of termination may specify a date of termination as of the date such notice of termination is given.

5.   CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT.

5.1  Access to Confidential Information; Development of Inventions. During employment by WIRX, Employee will have access to certain confidential information and materials originated in WIRX or disclosed to WIRX by others under agreements to hold the same confidential (“Confidential Information”). In addition, Employee may during the period of employment make, develop or conceive inventions, discoveries, concepts, ideas, information and improvements, either patentable or not, which relate to or are useful in the business or activities in which WIRX is or may become engaged, and which may or may not also constitute Confidential Information (“Inventions”).

5.2  Use of Confidential Information. Employee agrees not to utilize any Confidential Information for Employee’s own benefit nor to disclose, disseminate, lecture upon or publish articles about any Confidential Information to anyone outside WIRX, or to any officer or employee of WIRX not also having access to such information, at any time either during or after employment by WIRX, unless WIRX expressly consents beforehand in writing.

5.3  Disclosure and Ownership of Inventions. Employee agrees to disclose promptly, in writing if so requested, to WIRX’s Board of Director’s, any Inventions that Employee may make, develop or conceive during the period of Employee’s employment by WIRX or by its predecessors or successors. All Inventions shall be and remain the property of WIRX. Employee hereby assigns (and agrees to assign) to WIRX all of Employee’s rights, title and interest in any such Inventions, whether or not during the period of Employee’s employment such Inventions may be reduced to practice, and to execute all patent applications, assignments and other documents, and to take all other steps necessary, to vest in WIRX the entire right, title and interest in and to those Inventions and in and to any patents obtainable therefore in the United States and in foreign countries.

5.4  Patent Applications. If it chooses to prosecute applications for patent for any Inventions, it being understood that it is not obligated to do so, WIRX shall assume the entire expense of preparing, filing and prosecuting such applications, through patent counsel appointed by WIRX.

5.5  Use and Adaptation of Inventions. It is understood and agreed that WIRX shall have the royalty-free right to use, or to adapt and to develop in any way all Inventions conceived or made by Employee, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, or not to use them at all should it so choose.

5.6  Ownership of Materials Pertaining to Confidential Information. All records and other material pertaining to Confidential Information, whether developed by Employee or others, shall be and remain the property of WIRX. Upon termination of Employee’s employment with WIRX, all documents, records, notebooks and other material of any kind pertaining to or containing Confidential Information then in Employee’s possession, whether prepared by Employee or others, will be left with or returned to WIRX by Employee.

5.7  Previous Inventions. WIRX will not assert any rights to any inventions, discoveries, concepts or ideas, or improvements thereof or know-how related thereto, as having been made or acquired by Employee prior to being employed by WIRX.

5.8  Assignment Obligations. Employee shall not be obligated to: (i) assign to WIRX any invention made by Employee while in WIRX’s employ which does not relate to any business or activities in which WIRX is or may become engaged, except that Employee is so obligated if the same relates to or is based on proprietary or Confidential Information to which Employee shall have had access during and by virtue of Employee’s employment or arises out of work assigned to Employee by WIRX; (ii) assign any invention which may be wholly conceived by Employee after Employee leaves the employ of WIRX, except that Employee is so obligated if such invention shall involve the utilization of proprietary or Confidential Information obtained while in the employ of WIRX; or (iii) assign any invention which relates to or would be useful in any business or activities in which WIRX is engaged if such invention was conceived and reduced to practice by Employee prior to Employee’s employment with WIRX.

6.   NON-COMPETITION AND NON-SOLICITATION.

6.1  Non-Competition. Excepting only the passive investment in another business entity (which shall be defined as a direct or beneficial ownership interest in not more than ten per cent [10%], or with the written consent of the Board of Directors, up to twenty per cent [20%] of the ownership interest), Employee will not, during the term of Employee’s employment with WIRX and thereafter for the period used to calculate any severance payment pursuant to Section 4 hereof (the “Restriction Period”), directly or indirectly engage in, represent in any way, be connected with, furnish or perform services in, or be employed by, provide services to, or have any interest (whether as owner, employee, principal, partner, servant, agent, employee, consultant, officer, director, stockholder, or otherwise) in any business, company, or entity which (a) produces or manufactures products or services that are competitive with, or substitutable for, any products or services of Company, or (c) is a wholesaler, distributor, reseller or marketer of any such products or services in the geographical area where WIRX does, or at the time of Employee’s termination is doing, business (which geographical area is acknowledged at this time to be the continental United States).

6.2  If the employment of Employee is terminated by WIRX for “Cause” or by Employee without breach of this Agreement by Company, the term “Restriction Period” means a period of one (1) year following the effective date of termination of Employee’s employment.

6.3  While employed by WIRX and thereafter during the Restriction Period, Employee agrees not to induce, solicit, attempt to induce or solicit, or cause to be induced or solicited, any party who is an agent, employee, representative or is affiliated with WIRX to leave the employ of or cease doing business with WIRX.

6.4  Notwithstanding the referral of claims to Arbitration contained elsewhere in this Agreement, Employee acknowledges that the remedy at law for any breach of the foregoing will be inadequate, and WIRX will therefore be entitled, in addition to any other relief available to it, to temporary and permanent injunctive relief without the necessity of proving actual damage by applying for same in the Court of Common Pleas of Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, which courts shall have jurisdiction over, and be the appropriate venue for, any such action.

6.5  If provisions of this Section are ever determined by a court of competent jurisdiction to exceed limitations permitted by law, then such provisions shall be reformed automatically to set forth the maximum limitations period.

7.   MISCELLANEOUS

7.1  Notwithstanding any other provision contained in this agreement, the payment or obligation to pay any monies or granting of any rights or privileges to Employee as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that Employee now has under any plan or benefit presently outstanding.

7.2  This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by the Employee or by his duly authorized representative, and by the Board of Directors or the Compensation Committee of WIRX

7.3  WIRX’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the WIRX may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement.

7.4  All notices given or required to be given shall be in writing, sent by United States first-class certified or registered mail or by a known overnight carrier, postage prepaid, to Employee (or to Employee's spouse or estate upon Employee's death or disability) at Employee's last known address, and to WIRX at its principal offices. All such notices shall be effective when deposited in the mail in the manner specified in herein. Either party by a notice in writing may change or designate the place for receipt of all such notices.

7.5  No course of conduct between WIRX and Employee and no delay or omission of WIRX or Employee to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or, (ii) be construed to be a waiver of any default or any acquiescence in or consent to the curing of any default or of any other right or power that shall have arisen. Every power and remedy granted by law and by this Agreement to any party may be exercised as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

8.   SUCCESSORS

8.1  This Agreement shall inure to the benefit of and be binding upon Employee, and, to the extent applicable, Employee's heirs, assigns, executors, and personal representatives, and WIRX, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of WIRX's assets and business, or with or into which WIRX may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

8.2  The duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

9.   APPLICABLE LAW

9.1  This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania.

10.   ARBITRATION

10.1  In the event that any dispute should arise between the parties regarding the meaning or effect of this Agreement, which dispute cannot be resolved by the parties (except the question of Employee's disability which is governed in Section 4.1(c), or an action for injunctive relief under 6.4), the parties shall appoint a panel of three persons as arbitrators. Employee shall appoint one such arbitrator, WIRX shall appoint another, and the third shall be appointed by the first two. Proceedings under this paragraph may be initiated by either party informing the other in writing of the necessity for arbitration and the subject matter of the arbitration. The parties shall select the first two arbitrators within 45 days after such notice has been sent. The panel of two arbitrators shall select the third arbitrator within 30 days after their appointment from a list or lists of eligible persons submitted to them by the parties. Proceedings under this paragraph shall be commenced and pursued as expeditiously as possible. The parties shall compensate the arbitrators selected. All other costs of the arbitration shall be borne equally. All proceedings or the enforceability of any award and all other matters pertaining to the arbitration shall be governed by the Federal Uniform Arbitration Act.

11.   INDEMNIFICATION

11.1  WIRX shall indemnify, defend and hold Employee his agents, executors, heirs and assigns, harmless against and from liability and claims of any kind, whether threatened or pending, for loss or damage, financial or otherwise, to WIRX or any other person or entity, arising out of Employee’s position as a director, officer or employee or agent of WIRX or due to acts which are under the authority or powers given to Employee. WIRX shall, at WIRX’s sole expense, defend Employee, his agents, executors, heirs and assigns, in any action or proceeding arising from any such claim, by counsel reasonably satisfactory to Employee and shall indemnify Employee against all reasonable and actual costs, attorneys fees, expert witness fees and any other reasonable and actual expenses incurred in or for such action or proceeding, whether pending or threatened.

12.   REFERRAL FEE

12.1  It is specifically agreed herein that should Employee introduce, cause or be responsible in any material way for the acquisition (excluding an acquisition that is unwanted by a majority of the shareholders of WIRX), consolidation, sale, merger, disposition or change of control of WIRX (including, but not limited to, a change in majority ownership or a majority of its Board of Directors) (all of which separately and collectively shall be referred to as a “Change Event”), Employee shall be compensated therefore by payment of a percentage of the price received or paid by WIRX for such Change Event.

12.2  Employee shall receive a percentage of the purchase or sale price received or paid by WIRX as follows:

(a)  Five percent (5%) of the first Ten Million Dollars ($10,000,000.00);

(b)  Four percent (4%) of the second Ten Million Dollars ($10,000,000.00);

(c)  Three percent (3%) of the third Ten Million Dollars ($10,000,000.00); and

(d)  One percent (1%) of all amounts paid or received over Thirty Million Dollars ($30,000,000.00).

12.3  Payment to Employee hereunder shall be made within thirty (30) days of receipt or payment by WIRX of any consideration related to such Change Event.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WIRELESS XCESSORIES GROUP, INC.
Attest: _______________________________	By: /s/ Christopher F. McConnell Chairman-Comp Committee

EMPLOYEE
Witness: _____________________________	By: /s/ Stephen Rade Stephen Rade

By: /s/ Ronald E. Badke CFO and Secretary

EXHIBIT A TO RADE EMPLOYMENT AGREEMENT

General Release

Steven Rade (“You”) and Wireless Xcessories Group, Inc. (the “Company”) have agreed on the following:

Effective today, your employment at the Company shall be terminated. Within ten business days after the later of the date the Company receives Employee’s executed release and waiver of claims, or the date the period of revocation hereunder expires provided that Employee has not revoked his waiver after you sign this Agreement, the Company will pay you $__________ (the equivalent to two (2) years of annual base salary [as in effect immediately prior to the termination of employment date]) less applicable tax withholdings, and, if you elect COBRA continuation coverage, the first six (6) months of COBRA premiums as consideration for this release, in accordance with the terms of this Agreement and Paragraph 4.3 of the Employment Agreement entered into by you dated August 1, 2005 (“Employment Agreement”). Notwithstanding anything herein to the contrary, nothing herein shall in any way change, modify or diminish the vested or accrued obligations and rights of the parties, as of the date of termination under the Employment Agreement or any stock option agreement or any of your other Benefits (as defined by the Employment Agreement).

In return for this payment, you completely release any and all claims you may now have or have ever had against the Company, its affiliated, related, parent or subsidiary corporations, and its present and former directors, officers, and employees, and agree not to file, cause to be filed, or otherwise pursue any such claims. For purposes of this General Release, the term “claims” includes, but is not limited to, any and all: claims for compensation, bonuses, severance pay, or stock options; claims arising from your employment including, but not limited to, claims arising under any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Federal Age Discrimination in Employment Act; the Federal Older Workers Benefit Protection Act; the Federal Americans with Disabilities Act; the Family Medical Leave Act; the Fair Labor Standards Act; the Federal Equal Pay Act; the Fair Credit Reporting Act, The Employee Retirement and Income Security Act, The Pennsylvania Human Relations Act; and any other federal, state or local law, statute, regulation or ordinance applicable to the employment relationship between the parties; and any and all claims for attorneys’ fees and costs. The parties agree that any and all disputes arising out of the terms of this Agreement or their interpretation, any of the matters herein being released, or any other dispute between the parties, shall be resolved in accordance with the Employment Agreement.

YOU AGREE THAT THIS RELEASE SPECIFICALLY COVERS KNOWN AND UNKNOWN CLAIMS WHICH, IF KNOWN BY YOU, WOULD HAVE MATERIALLY AFFECTED YOUR DECISION TO ENTER INTO THIS AGREEMENT.

You acknowledge that the payment and benefits described above exceed the amount to which you otherwise are entitled under the Company’s policies and practices. You also agree that this Agreement is confidential and you will not discuss it, or any of its terms, with anyone without the Company’s prior consent.

You agree that the Company would be irreparably harmed by any violation, or threatened violation of this Agreement and that, therefore, the Company shall be entitled to an injunction prohibiting you from any violation or threatened violation of this Agreement. This right shall be in addition to and not by way of limitation of any other legal or equitable remedies to which the Company may be entitled, including, but not limited to, the right of the Company to seek recovery or set off of any and all consideration paid to you under this Agreement in the event you breach this Agreement or this Agreement is held invalid.

You represent and warrant to the Company that there has been no assignment or other transfer of any interest in any claim which you may have against the Company or anyone else released hereby and agree to indemnify and hold all such parties harmless from any liability, claims, demands, damages, costs, expenses, and attorney’s fees incurred as a result of any person asserting any such assignment or transfer of any claims.

You warrant that while in the employ of the Company, you did not misrepresent the Company or deal with any third party in bad faith. You further warrant that you have not incurred any expenses or obligations or liabilities on behalf of the Company which have not been disclosed to the Company at the signing of this Agreement.

You acknowledge that this Agreement is binding on you and your heirs, successors, and assigns and inures to the benefit of the Company and its successors and assigns.

You have the right to consult an attorney and have been advised that you may have 21 days to consider this Agreement. (You, of course, do not have to wait 21 days to sign this Agreement). You have also been advised that you may revoke this Agreement within 7 days after you sign it, and that this agreement shall not become effective or enforceable until the revocation period has expired. If you elect to revoke this Agreement, you will do so via written letter sent certified mail to Board of Dirctors, Wireless Xcessories Group, Inc. 1840 County Line Rd., Suite 301, Huntingdon Valley, PA 19006 ALL SEVERANCE SHALL BE PAID ONLY AFTER THIS AGREEMENT HAS BEEN SIGNED AND DELIVERED TO THE COMPANY BY YOU AND THE REVOCATION PERIOD HAS ENDED.

Finally, you acknowledge that you have been afforded every opportunity to and have read this Agreement, are fully aware of its contents and legal effect, and have chosen to enter into this Agreement freely, without coercion, and based on your own judgment.

WIRELESS XCESSORIES GROUP, INC.

Stephen Rade	[Name and Title of Company Signatory]

Date:	Date: